UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2018

RESTORATION ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38238	06-1681204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

128 Baytech Drive

San Jose, California

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 883-6888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2018, Restoration Robotics, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Solar Capital Ltd. (“Solar”) and certain other lenders thereunder (together with Solar, the “Lenders”), and Solar, as the Collateral Agent. The Agreement consists of a four-year term loan for an aggregate principal amount of $20.0 million (the “Borrowings”). The Borrowings under the Agreement bear interest through maturity at a rate equal to the LIBOR rate plus 7.95% per annum (the “Interest Rate”).

Pursuant to the terms of the Agreement, the Company shall make interest only payments until December 1, 2019 (the “Interest Only Period”). The Interest Only Period may be extended up to three additional months, if the Company achieves certain revenue or capital fundraising thresholds. Following cessation of the Interest Only Period, the Company shall make equal monthly payments on the outstanding principal balance of the Borrowings and any unpaid and accrued interest such that the Borrowings shall be fully repaid on May 1, 2022.

The obligations under the Agreement are secured by a lien on substantially all of the Company’s property, excluding intellectual property. The Agreement contains certain affirmative covenants, negative covenants and events of default, including, covenants and restrictions that among other things, require the Company and its subsidiary to satisfy certain financial covenants including covenants requiring the Company to satisfy certain revenue and liquidity thresholds, and restricts the ability of the Company and its subsidiary’s ability to, incur liens, incur additional indebtedness, make loans and investments, engage in mergers and acquisitions, engage in asset sales or sale and leaseback transactions, and declare dividends or redeem or repurchase capital stock. A failure to comply with these covenants could permit the Lenders under the Agreement to declare the Borrowings, together with accrued but unpaid interest and Prepayment Fees, to be immediately due and payable.

The Company is also required to make mandatory prepayments of the Borrowings, subject to specified exceptions, upon defaulting on any payments of principal or interest on the Borrowings, the occurrence of certain specified defaults of the covenants in the Agreement, the occurrence of a material adverse change in the business, operations or conditions of the Company and specified other events (each, an “Event of Default”). Upon the occurrence and continuation of an Event of Default, the Borrowings shall accrue at the Interest Rate plus 4.0%.

If all or any of the Borrowings are prepaid or required to be prepaid under the Agreement, then the Company shall pay, in addition to such prepayment, a prepayment premium (the “Prepayment Premium”) equal to (i) with respect to any such prepayment paid on or prior to May 1, 2019, 3.0% of the principal amount of the Borrowings being prepaid, (ii) with respect to any prepayments paid after May 1, 2019 but on or prior to May 1, 2020, 2.0% of the principal amount of the Borrowings being prepaid and (iii) with respect to any prepayments paid after May 1, 2020 but on or prior to May 1, 2021, 1.0% of the principal amount of the Borrowings being prepaid. Notwithstanding the foregoing, if the Lenders each participate in a refinancing of the Borrowings, then the Prepayment Premium shall be 0%.

In addition, pursuant to the Agreement, the Company issued the Lenders warrants (the “Warrants”) to purchase an aggregate of 161,725 shares of the Company’s common stock, $0.0001 par value per share, at an exercise price of $3.71 per share. The Warrants are immediately exercisable upon issuance, and excluding certain mergers or acquisitions, will expire on the ten-year anniversary of the date of issuance.

The foregoing is a description of the material terms of the Agreement and the Warrants and is subject to, and is qualified in its entirety by, reference to the Agreement and the form of Warrant, each of which are filed as an exhibit to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The offer and sale of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants were offered and sold to accredited investors in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

4.1	Form of Common Stock Warrant issued to the Lenders, dated May 10, 2018.

10.1†	Loan and Security Agreement dated May 10, 2018.

†	Portions of this exhibit (indicated by asterisks) are omitted pursuant to a request for confidential treatment that will be filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION ROBOTICS, INC.

Date: May 15, 2018	By:	/s/ Ryan Rhodes
Ryan Rhodes
President, Chief Executive Officer